As Filed with the Securities and Exchange Commission on September 24, 2008
Registration No. 333-132822

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ACE*COMM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1283030
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)
704 Quince Orchard Road, Gaithersburg, MD 20878
(Address of principal executive offices)

ACE*COMM CORPORATION AMENDED AND RESTATED 2000 STOCK OPTION PLAN FOR DIRECTORS
(Full Title of the Plan)

Steve M. Dubnik
Vice President and Secretary
ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, MD 20878
(301) 721-3000
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies of all communications and notices to:
Paul A. Gajer
Sonnnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, NY 10020
Tel: (212) 768-6700
Fax: (212) 768-6800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-132822) filed on March 29, 2006 (the “Registration Statement”), with the Securities and Exchange Commission by ACE*COMM Corporation (the “Registrant”). The Registration Statement registered for issuance, pursuant to the ACE*COMM Corporation Amended and Restated 2000 Stock Option Plan for Directors, 200,000 shares of common stock, $0.01 par value, of the Registrant.
     On September 22, 2008, pursuant to an Agreement and Plan of Merger, dated as of July 11, 2008, between the Registrant, Ariston Global Holding LLC and Ariston Global Merger Sub, Inc. (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, each share of common stock, par value $0.01 per share, of the Registrant was converted into the right to receive $0.545 in cash, without interest.
     The Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1, any and all securities registered under the Registration Statement that have not been issued prior to the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (File No. 333-132822) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on September 24, 2008.

ACE*COMM CORPORATION

By: Name:	/s/ Mark Trudeau Mark Trudeau
Title:	President
     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-132822) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Trudeau Mark Trudeau	President (Principal Executive Officer)	September 24, 2008

/s/ Jeff Koehne Jeff Koehne	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Accounting Officer)	September 24, 2008

/s/ Steve M. Dubnik Steve M. Dubnik	Director, Vice President and Secretary	September 24, 2008

/s/ Kevin S. Dickens Kevin S. Dickens	Director, Vice President	September 24, 2008

/s/ Richard Patterson Richard Patterson	Director	September 24, 2008

/s/ David Schaible David Schaible	Director	September 24, 2008